Exhibit 5.7

(STIKEMAN ELLIOTT Letterhead)

June 27, 2002

BY SEDAR

Alberta Securities Commission
British Columbia Securities Commission
Commission des valeurs mobilières du Québec
The Manitoba Securities Commission
New Brunswick Office of the Administrator
Newfoundland Securities Division, Department of Justice
Nova Scotia Securities Commission
Ontario Securities Commission
Prince Edward Island Registrar of Securities
Saskatchewan Securities Commission

Re:	CP Ships Limited (the “Company”)
Offering of 8,500,000 Common Shares

Dear Sirs:

Referring to the final short form base PREP prospectus (the “Prospectus”) of the Company relating to the above-captioned offering and dated June 27, 2002, we hereby consent to the use of our firm name on the face page of the Prospectus and to the use of our firm name and the reference to our opinions under the headings “Certain Income Tax Considerations — Certain Canadian Federal Income Tax Considerations to Non-Resident Shareholders” and “Legal Matters” in the Prospectus.

We confirm that we have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus;

a)	that is derived from our opinions referred to above, or

b)	that is within our knowledge as a result of the services we performed to render such opinions.

This letter is solely for the information of the securities commission and regulators mentioned above and is not to be referred to in whole or in part in the Prospectus or in any other similar document and should not be relied on by any other person.

Yours truly,

/s/ Stikeman Elliott
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Stikeman Elliott